Exhibit 99.1

Gale E. Klappa Elected to Badger Meter Board

MILWAUKEE--(BUSINESS WIRE)--February 12, 2010--Badger Meter, Inc. (NYSE: BMI) today announced that Gale E. Klappa, chairman, president and chief executive officer of Wisconsin Energy Corporation, has been elected a director of the company.

“Gale brings a great deal of talent and experience to our board. His perspective on the utility industry will be especially valuable, as this is the largest market Badger Meter serves,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Klappa, age 59, joined Wisconsin Energy in April 2003 as president and was elected to the company’s board in December 2003. He was elected to his current position in May 2004. Prior to joining Wisconsin Energy, Klappa was executive vice president, chief financial officer and treasurer of Southern Company in Atlanta, Ga. He has also served as chief strategic officer for Southern Company; president and CEO of South Western Electricity -- Southern Company’s electric distribution utility in the United Kingdom, and senior vice president of marketing for Georgia Power Company, a subsidiary of Southern Company.

Klappa serves as chairman of the board of directors of Nuclear Electric Insurance Limited and as a director of the Edison Electric Institute and the Electric Power Research Institute. He is the immediate past chairman of the Metropolitan Milwaukee Association of Commerce and a member of the board and the executive committee of the Greater Milwaukee Committee. He is also a member of the board of United Way of Greater Milwaukee, a member of the Advisory Council of the University of Wisconsin-Milwaukee School of Business, a member of the board of directors of Joy Global Inc., Milwaukee, and a member of the board of trustees of the Medical College of Wisconsin. He has a bachelor’s degree in mass communications from the University of Wisconsin-Milwaukee.

With Klappa’s election, the Badger Meter board has nine members. Klappa will stand for re-election at the company’s 2010 annual meeting on April 30, 2010.

About Badger Meter

Badger Meter’s fundamental core competency is flow measurement solutions. The company is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and in conjunction with technology companies. Its products are used in a wide variety of applications to measure and control the flow of liquids, including water, oil and chemicals.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702